Exhibit 10.5

HI-TECH PHARMACAL CO., INC.
369 BAYVIEW AVENUE
AMITYVILLE, NY 11701

October 18, 2011

Mr. Gary April
17 Alley Pond Court
Dix Hills, NY 11746

Dear Mr. April:

We are pleased to continue to secure your employment upon the terms and conditions set forth in this letter (the “Agreement”).  The terms and conditions of the letter agreement between you and Hi-Tech Pharmacal Co., Inc. (the “Company”), dated January 1, 2009, is hereby terminated and is of no further force or effect and this letter agreement sets forth the terms and conditions of your employment with the Company.

1.           Effective as of October 1, 2011 (the “Effective Date”), you will continue to be employed by the Company as President of the Health Care Products Division (“HCP Division”) for a term of twenty-four (24) months from the Effective Date, or until terminated or extended as herein provided (“Term”).  The Company will pay to you as compensation for your services an annual salary in the amount of (i) Two Hundred Forty-Five Thousand ($245,000) Dollars for the twelve (12) month period from the Effective Date to September 30, 2012 (“Year One”); and (ii) Two Hundred Fifty-Five Thousand ($255,000) Dollars for the twelve (12) month period from October 1, 2012 to September 30, 2013 (“Year Two”).  Your salary shall be payable in weekly installments less such deductions as shall be required to be withheld by applicable law and regulations. Prior to the end of each of Year One and Year Two, the Company’s Chief Executive Officer or Chief Financial Officer will recommend to the Compensation Committee and Stock Option Committee that you receive options to purchase twelve thousand five hundred (12,500) shares of the Company’s Common Stock; provided however, that the Compensation Committee and Stock Option Committee shall make the final determination, in its discretion, as to the number of options or other stock or equity based compensation, if any, to be granted to you.

Mr. Gary April
October 18, 2011

2.           In addition to your annual salary, you will receive a bonus during Year One and Year Two, during the Term equal to (i) 2% of the increase in Net Sales of the HCP Division for the fiscal year that ends in Year One or Year Two, as the case may be, over the immediately preceding fiscal year’s Net Sales of the HCP Division of products which existed in the immediately preceding year and/or were developed internally by the Company and (ii) 1% of the increase in Net Sales of the HCP Division for the fiscal year that ends in Year One or Year Two, as the case may be,  over the immediately preceding fiscal year’s Net Sales of the HCP Division only as a result of newly acquired products since the immediately preceding fiscal year (the “Bonus”).  For purposes of this letter, the parties agree that (i) Net Sales for the period May 1, 2009 to April 30, 2010 (“Fiscal 2011”) shall be deemed to be $13,871,595.00.  The term “Net Sales” shall mean the gross sales of the HCP Division net of any deductions, returns, discounts, allowances, chargebacks and rebates, as conclusively determined by the Company’s Chief Executive Officer or Chief Financial Officer, which determination shall be final and binding upon you and the Company.

3.           During the Term, you may also receive a profit bonus based on the Net Profits of the HCP Division.  In the event during the Term the Net Profits of the HCP Division for the fiscal year that ends in Year One or Year Two, as the case may be, is greater than the prior fiscal year’s Net Profits, then you will receive a profit bonus (“Profit Bonus”) equal to 3% of the increase in Net Profits of the HCP Division over the immediately preceding fiscal year’s Net Profits of the HCP Division.  For purposes of this letter, the parties agree that Net Profits for Fiscal 2011 shall be deemed to be $1,451,007.00.  The term “Net Profits” as used herein shall mean the net profits of the HCP Division as conclusively determined by the Company’s Chief Executive Officer or Chief Financial Officer in accordance with the mutually agreed upon formula which is attached hereto as Exhibit A.  Such determination by the Company’s Chief Executive Officer or Chief Financial Officer shall be final and binding upon you and the Company.

4.           During the Term, you will be entitled to a car allowance of $500 per month and you will be entitled to participate in the Company’s pension, profit sharing, group insurance, hospitalization and group health benefit plans and all other benefits and plans as the Company provides to its senior executives.

5.           You will be entitled to a vacation of four (4) weeks per year, during which time your salary will be paid in full.  You will take your vacation at such times as you and the Company shall determine is mutually convenient.

6.           In the event that during the Term of this Agreement, a Sale Event, as hereinafter defined, occurs, whether or not your employment is terminated after such Sale Event, you will be entitled to receive a “Sale Bonus”, payable at the Company’s discretion, in cash, stock options of the Company or other equity based compensation.  The Sale Bonus shall be calculated in accordance with the formula detailed on Exhibit B attached hereto.  Such Sale Bonus shall be payable to you only in the event you are employed with the Company at the time of the consummation of the Sale Event.

Mr. Gary April
October 18, 2011

For purposes of this Agreement, a “Sale Event” shall be deemed to occur in the event all or substantially all of the assets or stock of the Company or of the HCP Division of the Company are sold to a third party unrelated to any of the current principal shareholders of the Company or its affiliates.

7.           The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such Section, and intend that this Agreement shall be construed and administered in accordance with such intention. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. All in-kind benefits, reimbursements, and tax-gross-ups (if any) to be provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirements that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (y) the reimbursement of an eligible expense or payment of a tax gross-up will be made no later than the last day of the calendar year following the year in which the expense is incurred or the tax is remitted to the taxing authority, and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, (i) no amounts payable under this Agreement to you on termination of employment shall be paid until you would be considered to have incurred a separation from service from the Company within the meaning of Section 409A and (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the Applicable Period (as defined below) shall instead be paid on the first business day after the expiration of the Applicable Period, with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Internal Revenue Code of 1986, as amended, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on you under Section 409A.  The “Applicable Period” shall be the period commencing on your separation from service and ending on the date that is six months following your separation from service.

8.           Your employment shall terminate in the event you die, are totally disabled, wrongfully leave your employment, or your employment is terminated pursuant to this letter agreement.

Mr. Gary April
October 18, 2011

In the event your employment is terminated as a result of your death or total disability, if you are entitled to a Bonus or a Profit Bonus, then you, your designee or your estate will be paid, within thirty (30) days after the Company’s Chief Executive Officer or Chief Financial Officer has determined the Net Sales and Net Profits of the Company’s HCP Division, an amount equal to the product of (i) the sum of the Bonus and Profit Bonus for such year in which death or total disability occurred and (ii) a fraction, the numerator of which is the number of months during the year of such death or total disability during which you were employed by the Company through and including the month of your death or total disability, and the denominator of which is twelve (12).  You will not be eligible for a Sale Event Payment in the event of your death or total disability prior to a Sale Event.

For purposes of this letter, total disability means that you are mentally or physically incapable or unable to perform your regular and customary duties of employment with the Company for a period of 90 consecutive or non-consecutive days in any 360 day period.

9.           The Company may terminate your employment at any time “For Cause”.  For purposes of this letter, “For Cause” shall include (i) your repeated failure to perform your duties, provided that the Company shall have given you notice of your failure to perform your duties and for a period of five (5) days thereafter, such failure shall not have been remedied to the reasonable satisfaction of the Chief Executive Officer of the Company; (ii) your inability to perform your duties at the level reasonably expected of you by the Chief Executive Officer of the Company; (iii) your willful refusal to follow, or reckless disregard of, the policies and directives of the Chief Executive Officer of the Company; (iv) a material breach of your responsibility to the Company; (v) misappropriation of the Company’s assets or perpetration of fraud against, or dishonesty in dealings with the Company; or (vi) your indictment for a crime which constitutes a felony.

10.           You may voluntarily terminate your employment hereunder only upon the giving of six (6) months’ prior written notice thereof to the Company (“Permissible Voluntary Termination”).  In addition to your salary, in the event you are entitled to a Bonus or a Profit Bonus, then you will be paid, within thirty (30) days after the Company’s Chief Executive Officer or Chief Financial Officer has determined the Net Sales and Net Profits of the Company’s HCP Division, an amount equal to the product of (i) the sum of the Bonus and Profit Bonus for such year in which the Permissible Voluntary Termination occurs and (ii) a fraction, the numerator of which is the number of months during the year which you were employed by the Company through and including the month of your Permissible Voluntary Termination, and the denominator of which is twelve (12).  The date of the Permissible Voluntary Termination shall be not less than six months after your notice to the Company.

11.           In the event you leave your employment without such prior notice or are discharged For Cause or you wrongfully leave your employment, then, upon such occurrence: (i) your employment shall be deemed terminated and the Company shall be released from all obligations to you with respect to this letter agreement except for your salary up to the date of such termination and (ii) you will not be entitled to any Bonus, Profit Bonus or Sale Event Payment for the year in which such termination occurs.

Mr. Gary April
October 18, 2011

12.           By executing this letter, you acknowledge receipt of, and agree to abide by, the Company’s Insider Trading Policy.  Considering that the Company is a publicly-traded corporation, you agree that you shall comply with any and all federal and state securities laws, including but not limited to those that relate to non-disclosure of information, insider trading and individual reporting requirements and shall specifically abstain from discussing the non-public aspects of the Company’s business affairs with any individual or group of individuals (e.g., analysts, customers, Internet chat rooms) who does not have a business need to know such information for the benefit of the Company.  You further agree to immediately notify the Company’s Compliance Officer in accordance with the Company’s Insider Trading Policy prior to your acquisition or disposition of the Company’s securities.

13.           You recognize that the services to be performed by you hereunder are special, unique and extraordinary.  The parties confirm that it is reasonably necessary for the protection of the Company that you agree, and, accordingly, you hereby agree, that during your employment and for a period of twenty-four (24) months from and after the termination of your employment (for any reason whatsoever) with the Company, you shall not, directly or indirectly, within the United States:

•
engage in a business which develops, manufactures, markets, sells or distributes any Diabetic OTC and/or Diabetic Nutritional products (“Competitive Business”) for your account or render any services that constitute engaging in a Competitive Business, in any capacity to any entity; or become interested or have an interest in any Competitive Business either on your own behalf or as an officer, director, stockholder, partner, principal, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party or in any other relationship or capacity; or

•	employ or engage, or cause to authorize, directly or indirectly, to be employed or engaged, for or on behalf of yourself or any third party, any employee, representative or agent of the Company; or

•	solicit, directly or indirectly, on behalf of yourself or any third party, any customer, client or vendor of the Company and its affiliates.

Mr. Gary April
October 18, 2011

14.           You acknowledge that as an employee of the Company you will be exposed to the Company’s proprietary and confidential information.  You agree that during or after your employment with the Company (i) you shall not use such proprietary or confidential information for any purposes whatsoever except in furtherance of the Company’s business and (ii) you shall not disclose such proprietary or confidential information to any third party, except at the direction of the Company.  You further agree that upon the earlier of (i) the termination of your employment relationship with the Company, or (ii) the Company’s request, you will deliver to the Company, or destroy, all such confidential information in your possession or under your control.

15.           If any of the restrictions contained in this letter agreement shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then after such restrictions have been reduced so as to be enforceable, in its reduced form this letter agreement shall then be enforceable in the manner contemplated hereby.

16.           The non-compete and confidentiality provisions of this letter agreement shall survive the termination of your employment hereunder.  You agree that any breach or threatened breach by you of the non-compete and/or the confidentiality provisions of this letter shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach.

17.           This letter sets forth the entire agreement of the parties hereto and supersedes any prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written with respect to the subject matter contained herein.

18.           This letter, and the rights and obligations herein, shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors and assigns.  This letter shall be governed by and construed in accordance with the laws of the State of New York and applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws thereof.  Except in respect of any action commenced by a third party in another jurisdiction, the parties hereto agree that any legal suit, action, or proceeding against them arising out of or relating to this Agreement may be brought in the United States Federal Courts in the State of New York or the state courts, in the State of New York.  The parties hereto hereby accept the jurisdictions of such courts for the purpose of any such action or proceeding, and agree that venue for any action or proceeding brought in the State of New York shall lie in the United States Federal Courts in the Eastern District or any state court located in Nassau County, New York, as the case may be.  By its execution hereof, the parties hereby irrevocably waive any objection and any right of immunity on the ground of venue, the convenience of the forum or the jurisdiction of such courts or from the execution of judgments resulting therefrom.  The parties hereby irrevocably accept and submit to the jurisdiction of the aforesaid courts in any such suit, action or proceeding.

Mr. Gary April
October 18, 2011

19.           Waiver of Jury Trial.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

If the foregoing is acceptable to you, please execute the enclosed copy of this letter in the space provided below and return it to me at your earliest convenience.

Very truly yours,

Hi-Tech Pharmacal Co., Inc.

By:	/s/ David S. Seltzer
David S. Seltzer, President

Accepted and Agreed to this
18th  day of October, 2011

/s/ Gary M. April
Gary M. April

EXHIBIT A
NET PROFITS

The term “Net Profits” as used herein shall mean the “Net Sales” of the HCP Division less the following expenses:
(a)	Cost of Goods Sold;
(b)	Direct costs of HCP (salaries, advertising, travel, regulatory, legal, etc.;
(c)	Indirect costs allocated based on sales dollars (general, administrative, overhead and freight expenses);
(d)	R&D expenses allocated on a project basis; and
(e)	Taxes, based on the corporate tax rate.

For purposes of this letter agreement:
•	“Net Sales” shall mean the gross sales of the HCP Division less all deductions, returns, discounts, allowances, chargebacks and rebates;
•	Indirect costs in accordance with subsection (c) above shall be deemed to equal 10% of Net Sales; and
•
The calculation of Net Profits shall be determined by the Company’s Chief Executive Officer or Chief Financial Officer, and such determination shall be final and binding upon the parties to this Agreement.

EXHIBIT B
SALES BONUS CALCULATION

In the event of a sale of the Company, then the Sale Bonus shall be equal to 2% of the Division Proceeds (as hereinafter defined).

In the event of a sale of the HCP Division: (a) if the Net Sale Price (as hereinafter defined) is up to 1.5 times the Sales of the HCP Division, then the Sale Bonus shall be equal to 2% of the Division Proceeds; (b) if the Net Sale Price of the HCP Division is more than 1.5 times the Sales, but not more than 2 times the Sales of the HCP Division, then the Sale Bonus shall be equal to 3% of the Division Proceeds; or (c) if the Net Sale Price of the HCP Division is in excess of 2 times the Sales of the HCP Division, then the Sale Bonus shall be equal to 4% of the Division Proceeds.  For purposes of this paragraph only, Sales shall include export sales.

The term “Sales” shall mean the gross sales of the HCP Division, net of any deductions, returns, discounts, allowances, chargebacks and rebates.

The term “Net Sale Price” shall mean the actual net proceeds, less all direct and indirect expenses received by the Company.  For purposes of this Exhibit, Sales shall be measured by the fiscal year immediately preceding the sale of the HCP Division.

The term “Division Proceeds” shall mean (i) in the event of a sale of the HCP Division, the actual net proceeds, less all direct and indirect expenses incurred by the Company for the HCP Division or (ii) in the event of a sale of the Company, 1.5 times the Sales of the HCP Division for the fiscal year immediately preceding the sale of the Company (irrespective of the actual proceeds received by the Company).

For illustration purposes, if for Fiscal 2010 the Sales of the HCP Division were $14 million and the Sales of the Company were $80 million and in 2011 the Company was sold for a Net Sale Price of $80 million, then you would be entitled to 2% of the Division Proceeds for a Sale Bonus of $420,000 (2% x ($14 million x 1.5)).  On the other hand, if in 2012 the HCP Division was sold for a Net Sale Price of $28 million (2 x Sales of the HCP Division), then you would be entitled to 3% of the Division Proceeds for a Sale Bonus of $840,000 (3% x $28 million).

In no event shall you be entitled to more than one Sale Bonus.  The calculation of the Sale Bonus shall be determined by the Company’s Chief Executive Officer or Chief Financial Officer, and such determination shall be final and binding upon the parties to this agreement.